Exhibit (a)(1)(vi)
Instruction Booklet
to the

Letter of Transmittal

for the
Offer to Exchange
29,243,539 Shares of Class B Common Stock of
REINSURANCE GROUP OF AMERICA, INCORPORATED
which are owned by MetLife, Inc. for
Outstanding Shares of Common Stock of
METLIFE, INC.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON SEPTEMBER 11, 2008 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.
SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME
PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

     This Instruction Booklet to the Letter of Transmittal provides information and instructions on how to properly complete the Letter of Transmittal. We urge you to read this Instruction Booklet and the Offer to Exchange, dated August 11, 2008. After carefully reviewing these materials, please complete the Letter of Transmittal and return it to the Exchange Agent at one of the addresses listed below. You should only complete the Letter of Transmittal if you hold shares of MetLife Common Stock in certificated form or uncertificated form registered directly in your name in MetLife’s share register. The terms, conditions and instructions contained in this Instruction Booklet are incorporated by reference into the Letter of Transmittal. The instructions on how to properly complete the Letter of Transmittal begin on page 6 of this Instruction Booklet.
The Information Agent for the Exchange Offer is:
D.F. KING & CO., INC.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 825-0898
Exchange Agent:
BNY MELLON SHAREOWNER SERVICES

By Mail:	By Overnight Courier or By Hand:
Holders of Physical Stock Certificates	Attention: Corporate Actions Department, 27th Floor
Attention: Corporate Actions Department	Newport Office Center VII
P.O. Box 358401	480 Washington Boulevard
Pittsburgh, Pennsylvania 15252-8401	Jersey City, New Jersey 07310-2053

To Withdraw Previously Tendered Shares
Holders of Direct Registration Shares	(see Instruction 12)
Attention: Corporate Actions Department	Attention: Corporate Actions Department
P.O. Box 3352	P.O. Box 3354
South Hackensack, New Jersey 07606-3352	South Hackensack, New Jersey 07606-3354
Facsimile: (201) 680-4630
Call to Confirm Receipt of Facsimile: (201) 680-4860
IMPORTANT—PLEASE READ THIS INSTRUCTION BOOKLET CAREFULLY BEFORE
COMPLETING THE LETTER OF TRANSMITTAL

Ladies and Gentlemen:
     Reference is made to the Offer to Exchange, dated August 11, 2008, the Letter of Transmittal and this Instruction Booklet to such Letter of Transmittal (the “Instruction Booklet”), which together constitute MetLife, Inc.’s (“MetLife”) offer to exchange 29,243,539 shares of class B common stock, par value $0.01 per share (the “RGA class B common stock”), of Reinsurance Group of America, Incorporated (“RGA”) for outstanding shares of MetLife common stock, par value $0.01 per share (“MetLife common stock”), validly tendered and not properly withdrawn, upon the terms and subject to the conditions set forth herein and in the Offer to Exchange (such transaction, the “exchange offer”). The exchange offer and related withdrawal rights will expire at 12:00 midnight, New York City time, on September 11, 2008, unless extended or terminated in accordance with applicable law and the terms of the exchange offer.
     Upon the terms and subject to the conditions of the exchange offer, I hereby tender to MetLife the shares of MetLife common stock specified on the Letter of Transmittal. Subject to, and effective upon, MetLife’s acceptance of such tendered shares for exchange, I hereby sell, assign and transfer to MetLife, or upon MetLife’s order, all right, title and interest in and to such shares. In addition, I hereby irrevocably constitute and appoint BNY Mellon Shareowner Services (the “Exchange Agent”) as my true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent is also an agent of MetLife and of RGA) with respect to such tendered shares, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):
(i)	(a) to deliver and present to MetLife, or upon MetLife’s order, as applicable (1) share certificates representing such tendered shares, and/or (2) shares in uncertificated form registered directly in my name in MetLife’s share register (“Direct Registration Shares”); and (b) if my shares are held through The Depository Trust Company (“DTC”), to tender to MetLife, shares on the account books maintained by DTC, together in each case specified in clauses (a) and (b) above with all accompanying evidences of transfer and authenticity (such as a power of attorney, letter of testamentary or letter of appointment), following receipt by the Exchange Agent, as my agent, of those shares of RGA class B common stock to which I will be entitled once MetLife accepts such tendered shares of MetLife common stock for exchange; and

(ii)	to receive all benefits and otherwise exercise all rights of beneficial ownership of such shares of MetLife common stock, all in accordance with the terms of the exchange offer.
     In connection with the exchange offer and my tender of shares of MetLife common stock, I hereby represent and warrant to MetLife that:
(i)	I have full power and authority to tender, sell, assign and transfer the shares that I have tendered;

(ii)	when MetLife accepts such shares for exchange pursuant to the exchange offer, MetLife will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, changes and encumbrances;

(iii)	none of such shares will be subject to an adverse claim at the time MetLife accepts such shares for exchange;

(iv)	I own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(v)	FOR NON-U.S. PERSONS: I acknowledge that MetLife has advised me that it has not taken any action under the laws of any country outside the United States to facilitate a public offer to exchange the RGA class B common stock in that country; that restrictions applicable in Australia, Canada, the European Economic Area, Japan and the United Kingdom are set out under the heading “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” in the Offer to Exchange, and that there may be restrictions that apply in other countries, including with respect to transactions in RGA class B common stock in my home country; that, if I am located outside the United States, my ability to tender MetLife common stock in the exchange offer will depend on whether there is an exemption available under the laws of my home country that would permit me to participate in the exchange offer without the need for MetLife to take any action to facilitate a public offering in that country or otherwise; that my participation in the exchange offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which I am resident or from which I am tendering my shares and in a manner that will not require MetLife to take any action to facilitate a public offering in that country or otherwise; and that MetLife will rely on my representations concerning the legality of my participation in the exchange offer in determining whether to accept any shares that I am tendering for exchange.
     I will, upon request, execute and deliver any further documents that either the Exchange Agent or MetLife deems to be necessary or desirable to complete the sale, assignment and transfer of the shares I have tendered. All authority I have conferred or agreed to confer in the Letter of Transmittal and all of my obligations hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives, and shall survive and not be affected by my death or incapacity.
     I understand and agree that, among other matters described in the Offer to Exchange:
With respect to withdrawal, acceptance, exchange and delivery:
(i)	I can withdraw my tender only in accordance with the procedures described in the Offer to Exchange under “The Exchange Offer—Withdrawal Rights” and in Instruction 12 hereto;

(ii)	once MetLife accepts any of the shares that I have tendered, I will be (a) deemed to have accepted the shares of RGA class B common stock exchanged for such shares and to have relinquished all rights with respect to the tendered and accepted shares of MetLife common stock; and (b) entitled to receive such shares of RGA class B common stock in book-entry form in a direct registered account in my name;

(iii)	a maximum of 29,243,539 shares of RGA class B common stock will be exchanged for MetLife common stock;

(iv)	subject to the possible automatic extension of the exchange offer as described in the Offer to Exchange under “The Exchange Offer—Extension; Termination; Amendment,” the number of shares of RGA class B common stock I may receive in the exchange offer is based on values determined by reference to the average of the daily volume-weighted average price of MetLife common stock and the common stock, par value $0.01 per share (the “RGA common stock”), of RGA on the New York Stock Exchange (the “NYSE”) on the last three trading days of the originally contemplated exchange offer period, as described in the Offer to Exchange under “The Exchange Offer—Terms of the Exchange Offer;”

(v)	because there is no trading market for RGA class B common stock, the daily volume-weighted average price of the RGA common stock will be used to determine the amount of shares of RGA class B common stock I receive in the exchange offer and neither MetLife, RGA, the co-dealer managers or the Exchange Agent can predict whether there will be any disparity in the trading prices for the shares of class A common stock, par value $0.01 per share, of RGA and RGA class B common stock once both are listed on the NYSE;

(vi)	the number of shares of RGA class B common stock I may receive for each share of MetLife common stock accepted in the exchange offer is subject to a limit as set forth in the Offer to Exchange under “The Exchange Offer—Terms of the Exchange Offer;”

(vii)	if the limit on the number of shares of RGA class B common stock that can be received for each share of MetLife common stock tendered is in effect at the expiration of the originally contemplated exchange offer period, then the exchange ratio will be fixed at the limit and the exchange offer will be automatically extended as described in the Offer to Exchange under “The Exchange Offer—Extension; Termination; Amendment” and “The Exchange Offer—Terms of the Exchange Offer;”

(viii)	if the exchange offer is oversubscribed (i.e., if the number of shares of MetLife common stock tendered would result in more than the maximum number of shares of RGA class B common stock being exchanged), then the shares of MetLife common stock tendered will be subject to proration as described in the Offer to Exchange under “The Exchange Offer—Proration;”

(ix)	the Exchange Agent will (a) cause to be credited, in book-entry form to a Direct Registration Share account in my name, the shares of RGA class B common stock to which I am entitled in the name(s) of the registered holder(s) shown on the Letter of Transmittal (or, in the case of shares delivered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders); and (b) mail the confirmation of shares of RGA class B common stock to which I am entitled to the address(es) of the registered holder(s) shown on the Letter of Transmittal;
(x)	no fractional shares of RGA class B common stock will be distributed in the exchange offer, but rather the Exchange Agent will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market and any proceeds the Exchange Agent realizes from that sale will be distributed, less any brokerage commissions or other fees, to me in accordance with my fractional interest in the aggregate number of shares sold;
With respect to termination of the exchange offer and the return of any shares of MetLife common stock not accepted for exchange:
(xi)	under certain circumstances and subject to certain conditions to the exchange offer that are contained in the Offer to Exchange under “The Exchange Offer—Conditions for Completing the Exchange Offer,” which MetLife has the right to waive under certain circumstances, MetLife may not be required to accept for exchange any of the shares that I have tendered (including any shares that I tendered after the expiration date);

(xii)	if for any reason MetLife does not accept for exchange any tendered shares in accordance with the terms and conditions of the exchange offer, or if I am entitled to the return of a number of shares because I have tendered in part, but not in full, shares in certificated form, then as soon as practicable after the expiration or termination of the exchange offer, the Exchange Agent will cause those shares to be credited in book-entry form in a Direct Registration Share account in my name maintained by MetLife’s transfer agent (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders), as described in the Offer to Exchange under “The Exchange Offer—Exchange of Shares of MetLife Common Stock”; provided, that no share certificates are expected to be delivered to me, including in respect of any shares delivered to the Exchange Agent that were previously in certificated form;
With respect to delivery of shares of RGA class B common stock to persons other than me:
(xiii)	if I properly comply with the appropriate instructions under Instruction 8 hereto and provide all necessary and proper documentary evidence, such as a power of attorney, MetLife will distribute the shares of RGA class B common stock to which I am entitled and, if applicable, any shares of MetLife common stock either not tendered by me or that are not accepted for exchange to the person(s) so indicated and register such shares in the name(s) of, and mail such confirmation (and accompanying documents, as appropriate) to, such person(s); provided that MetLife has no obligation pursuant to such instructions to transfer any shares from the name of the registered holder(s) thereof if MetLife does not accept any such shares for exchange;

(xiv)	if I complete the appropriate instructions under Instruction 8 hereto and such section is properly complied with, MetLife will mail any checks (and accompanying documents, as appropriate) instead of a fractional share to which I am entitled in the name(s) and to the address so indicated;
With respect to matters relating to my tender generally:
(xv)	the delivery and surrender of the shares (including shares of MetLife common stock tendered herewith) that I have tendered is not effective, and the risk of loss of such shares does not pass to the Exchange Agent, until the Exchange Agent receives a duly completed and signed Letter of Transmittal or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message (as defined in Instruction 3 below) and a confirmation of such book-entry transfer (a “DTC Confirmation”), in either case together with all accompanying evidences of authority in form satisfactory to MetLife and any other required documents;

(xvi)	no tender of shares of MetLife common stock is valid until all defects and irregularities in such tenders have been cured or waived;

(xvii)	none of MetLife, RGA, the Exchange Agent, D.F. King & Co., Inc. the (“Information Agent”), the co-dealer managers or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of any shares of MetLife common stock or will incur any liability for failure to give any such notification;

(xviii)	a tender of shares of MetLife common stock made pursuant to any method of delivery as described in the Offer to Exchange, together with MetLife’s acceptance for exchange of such shares pursuant to the procedures described in the Offer to Exchange under “The Exchange Offer—Procedures for Tendering “ and in the Instructions hereto, will constitute a binding agreement between us upon the terms and subject to the conditions of the exchange offer; and

(xix)	all questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares will be determined by MetLife in its sole discretion.

INSTRUCTIONS
Forming Part of the Terms and Conditions of the Exchange Offer
     IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE IN THE EXCHANGE OFFER, THE EXCHANGE AGENT MUST RECEIVE, ON OR BEFORE THE EXPIRATION DATE, (I) THE LETTER OF TRANSMITTAL OR, IN THE CASE OF SHARES DELIVERED BY BOOK-ENTRY TRANSFER THROUGH DTC, AN AGENT’S MESSAGE AND A DTC CONFIRMATION; (II) EITHER (A) THE SHARE CERTIFICATES OR DIRECT REGISTRATION SHARES YOU ARE TENDERING, OR A DTC CONFIRMATION, AS THE CASE MAY BE, OR (B) A PROPERLY COMPLETED AND DULY EXECUTED NOTICE OF GUARANTEED DELIVERY; AND (III) ANY OTHER REQUIRED DOCUMENTS.
     1. Signatures on Letter of Transmittal; Stock Powers and Endorsements. If the Letter of Transmittal is signed by the registered holder(s) of the shares of MetLife common stock tendered thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration or as reflected on the Letter of Transmittal for Direct Registration Shares, without alteration, enlargement or any change whatsoever. If any of the shares of MetLife common stock tendered by the Letter of Transmittal are held of record by two or more joint owners, each such owner must sign the Letter of Transmittal.
          If any of the shares of MetLife Common Stock tendered by the Letter of Transmittal are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.
          If the Letter of Transmittal or any share certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and must submit to the Exchange Agent proper evidence satisfactory to MetLife of the authority of such person to so act. Proper evidence of authority includes a power of attorney, a letter of testamentary or a letter of appointment.
          If the Letter of Transmittal is signed by the registered holder(s) of the shares of MetLife common stock listed and transmitted thereby, no endorsements of share certificates or separate stock powers are required.
          If the certificate(s) of MetLife common stock or Direct Registration Shares are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders(s) appear on the face of the certificates or as reflected on the Letter of Transmittal for Direct Registration Shares without alteration, enlargement or any change whatsoever, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution (as defined below in Instruction 2).
     2. Signature Guarantees. All signatures on the Letter of Transmittal must be guaranteed by a firm which is a member in good standing of the Securities Transfer Agents Medallion Program (STAMP) or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless (a) the Letter of Transmittal is signed by the registered holder(s) of shares of MetLife common stock (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of shares of MetLife common stock) tendered therewith, and such holder(s) has (have) not completed the boxes entitled “Special Issuance Instructions (Medallion Guarantee Required)” and “Special Delivery Instructions” on the Letter of Transmittal, or (b) such shares of MetLife common stock are tendered for the account of an Eligible Institution. Holders of MetLife common stock may also need to have any certificates they deliver endorsed or accompanied by a stock power, and the signature on such documents may also need to be guaranteed. See Instruction 1.
     3. Delivery of Letter of Transmittal and Certificates or Book-Entry Confirmations. The Letter of Transmittal shall be used (i) if you are tendering certificated shares and share certificates are forwarded with the Letter of Transmittal or pursuant to a Notice of Guaranteed Delivery, or (ii) if Direct Registration Shares registered in your name are to be tendered. In either of these cases, you must return an original executed copy of the Letter of Transmittal to the Exchange Agent. Signed facsimiles may not be used in lieu of the original. However, as more fully described in Instruction 4 below, you may use a facsimile transmission to tender shares via a Notice of Guaranteed Delivery.

     Please do not send any share certificates, Letters of Transmittal or other documents directly to MetLife, RGA, the Information Agent or the co-dealer managers. The Exchange Agent must receive, on or before the expiration date at its address set forth herein (and subject to the possibility of delivering a Notice of Guaranteed Delivery):
(i)	(a) share certificates representing all physically tendered shares of MetLife common stock; (b) proper instructions relating to the delivery of any Direct Registration Shares; and/or (c) in the case of shares delivered by book-entry transfer through DTC, a DTC Confirmation;

(ii)	the Letter of Transmittal, properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message (as defined below) and a DTC Confirmation; and

(iii)	any other required documents (whether required by the Letter of Transmittal or otherwise).
     A properly completed and duly executed Letter of Transmittal must accompany each delivery of shares to the Exchange Agent (whether such shares are certificated or uncertificated Direct Registration Shares).
     THE METHOD USED TO DELIVER THE SHARES OF METLIFE COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS IS NOT EFFECTIVE AND RISK OF LOSS OF THE SHARES DOES NOT PASS TO THE EXCHANGE AGENT UNTIL THE EXCHANGE AGENT RECEIVES SUCH DOCUMENTS (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER THROUGH DTC, AN AGENT’S MESSAGE AND A DTC CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.
     No alternative, conditional or contingent tenders will be accepted. All tendering shareholders, by executing the Letter of Transmittal or causing an agent’s message and a DTC Confirmation to be delivered, waive any right to receive any notice of the acceptance of their shares of MetLife common stock for exchange.
     All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of a tender of shares of MetLife common stock will be determined by MetLife in its sole discretion. MetLife may delegate such power in whole or in part to the Exchange Agent. A valid tender will not be deemed to have been made until all irregularities have been cured or waived, but MetLife reserves the right to waive any irregularities or defects in the tender of any shares of MetLife common stock. MetLife and the Exchange Agent expect to make reasonable efforts to notify any person of any defect in any Letter of Transmittal submitted to the Exchange Agent, but shall not incur any liability for failure to give any such notice. See Instruction 14.
     If you hold MetLife common stock through a broker, dealer, commercial bank, trust company or similar institution, you should not use the Letter of Transmittal to direct the tender of your shares, but instead should follow the instructions sent to you by that institution. That institution must notify DTC and cause it to transfer the shares into the Exchange Agent’s account in accordance with DTC procedures. That institution must also ensure that the Exchange Agent receives a DTC Confirmation and an agent’s message from DTC confirming the book-entry transfer of your shares of MetLife common stock. The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares that are the subject of the accompanying DTC Confirmation that (i) such participant has received and agrees to be bound by the terms of the Letter of Transmittal and the related Instruction Booklet; and (ii) MetLife may enforce such agreement against the participant.
     4. Notice of Guaranteed Delivery. Shareholders (i) whose share certificates are not immediately available; (ii) who cannot deliver shares or other required documents to the Exchange Agent on or before the expiration date; or (iii) who cannot comply with the procedures for book-entry transfer on a timely basis, may still tender their shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure described in the Offer to Exchange under “The Exchange Offer—Procedures for Tendering.” Those procedures require that:

(i)	such tender must be made by or through an Eligible Institution;

(ii)	on or before the expiration date, the Exchange Agent must receive a properly completed and duly executed Notice of Guaranteed Delivery (substantially in the form provided by MetLife); and

(iii)	within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery, the Exchange Agent must receive (a) share certificate(s) representing all tendered shares of MetLife common stock, in proper form for transfer (or, with respect to shares tendered through DTC, an agent’s message); (b) a Letter of Transmittal properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer, an agent’s message; and (c) any other required documents (whether required by this Letter of Transmittal or otherwise).
     Registered shareholders (including any participant in DTC whose name appears on a security position listing as the owner of shares of MetLife common stock) may transmit the Notice of Guaranteed Delivery by facsimile transmission or mail it to the Exchange Agent. If you hold MetLife common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. You must, in all cases, include a Medallion guarantee by an Eligible Institution in the form set forth in that notice.
     5. Partial Tenders. If you are tendering fewer than all the shares of MetLife common stock evidenced by any share certificate you deliver to the Exchange Agent, you must check Box 3 labeled “Partial Tender” and fill in the number of shares that you are tendering in the space provided on the first page of the Letter of Transmittal. In such cases, as soon as practicable after the expiration date, the Exchange Agent will credit the remainder of the shares of MetLife common stock that were evidenced by the certificate(s) but not tendered, to a Direct Registration Share account in the name of the registered holder(s) maintained by the MetLife transfer agent, unless otherwise provided below in Instruction 8 hereto. Unless you indicate otherwise, all of the shares of MetLife common stock represented by share certificates delivered to the Exchange Agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the Exchange Agent that were previously in certificated form.
     6. Inadequate Space. If the space provided in the Letter of Transmittal is inadequate, the certificate numbers and/or the number of shares of MetLife common stock and any other required information should be listed on a separate schedule and attached to the Letter of Transmittal. Each page of such schedule should be separately signed in the same manner as the Letter of Transmittal is signed.
     7. Odd-Lot Shares. Shareholders who directly or beneficially own fewer than 100 shares of MetLife common stock (“Odd-Lot Preference”) who wish to tender all of their shares of MetLife common stock should check the box entitled “Odd-Lot Preference” on the Letter of Transmittal. Such shareholders will receive preferential treatment if this exchange offer is oversubscribed, in that all such shares of MetLife common stock tendered will be accepted for exchange and will not be subject to proration. If Odd-Lot Shares are held by a broker or similar institution for a shareholder’s account, that shareholder should contact such entity, so that it can request such preferential treatment on behalf of that shareholder.
     8. Special Issuance and Delivery Instructions. If (i) a check for cash in lieu of fractional shares of RGA class B common stock or shares of RGA class B common stock are to be issued in the name of, and/or shares of MetLife common stock not tendered or not accepted for exchange are to be issued or returned to, a person other than the signer(s) of the Letter of Transmittal; or (ii) a check is to be mailed to a person other than the signer(s) of the Letter of Transmittal or to an address other than that shown in the box on the first page of the Letter of Transmittal, then the appropriate instructions under the boxes titled “Special Issuance Instructions (Medallion Guarantee Required)” and “Special Delivery Instructions” on the reverse side of the Letter of Transmittal should be completed. If no such instructions are given, (a) shares of MetLife common stock not tendered or not accepted in the exchange offer and/or shares of RGA class B common stock will be credited in book-entry form in a book-entry share account, in the name of the registered holder maintained by MetLife’s or RGA’s transfer agent, as applicable, and (b) a check for cash instead of RGA class B common stock will be sent to the signer of the Letter of Transmittal at the address shown in the box on the first page of the Letter of Transmittal.
     With respect to any shares tendered through DTC, a MetLife shareholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such shares not accepted will be returned by crediting the same account at DTC as the account from which such shares were delivered.

     MetLife shareholders are not required to maintain a book-entry account, and they may obtain a stock certificate for all or a portion of their shares of RGA class B common stock received pursuant to the exchange offer at no cost to them. Instructions describing how to obtain stock certificates will be included with the statement mailed to tendering MetLife shareholders by RGA’s transfer agent. However, stock certificates for fractional shares will not be issued by either MetLife or RGA. If tendering MetLife shareholders request stock certificates and they are otherwise entitled to receive fractional shares, any fractional shares will be sold for their account by RGA’s transfer agent, which will then deliver to them a certificate for the whole number of shares they own and the proceeds from the sale of the fractional shares.
     9. Requests for Assistance or Additional Copies. You may direct any questions or requests for assistance to the Information Agent at its telephone number and address set forth on the first page of this Instruction Booklet, or to your broker, dealer, commercial bank or trust company. You may obtain additional copies of the Offer to Exchange, the Letter of Transmittal, this Instruction Booklet, the Notice of Guaranteed Delivery, the form of Notice of Withdrawal and other exchange offer materials from the Information Agent at MetLife’s expense. You may also obtain additional copies of the Offer to Exchange, the Letter of Transmittal, this Instruction Booklet, the Notice of Guaranteed Delivery and the form of Notice of Withdrawal at www.dfking.com/metlife.
     10. Backup Withholding. In order to avoid U.S. federal “backup withholding” at a rate of 28 percent with respect to cash received in exchange for fractional shares pursuant to the exchange offer, each holder submitting shares of MetLife common stock must provide the Exchange Agent with the holder’s correct Taxpayer Identification Number (“TIN”), generally the shareholder’s social security or federal employer identification number, on the Substitute Form W-9, which is provided on the reverse side of the Letter of Transmittal or, alternatively, to establish another basis for exemption from backup withholding. A holder must cross out item (2) in Part 2 of the Substitute Form W-9 if such holder is subject to backup withholding. In addition to potential penalties, failure to provide the correct information on the Substitute Form W-9 may subject the holder to 28% federal income tax backup withholding on any cash payments made to such holder pursuant to the exchange offer. If the holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such holder should write “Applied For” in the space provided for the TIN in Part 1 of the Substitute Form W-9, and sign and date the Substitute Form W-9. If “Applied For” is written in Part 1 and the Exchange Agent is not provided with a TIN by the time of payment, the Exchange Agent will withhold 28% from any cash payments made to such holder. A holder that is not a U.S. person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable (which can be obtained from the Internal Revenue Service (the “IRS”) website http://www.irs.gov or by contacting the Exchange Agent) signed under penalty of perjury, attesting to that holder’s exempt status. Please see “Important U.S. Federal Tax Information” below.
     11. Lost, Stolen, Mutilated or Destroyed Certificates. If you hold certificate(s) representing your shares of MetLife common stock and such shares have been lost, stolen, mutilated or destroyed and you wish to tender those shares, you will need to provide the information required under the section entitled “Affidavit of Lost, Missing or Destroyed Certificate(s) and Agreement of Indemnity” on the first page of the Letter of Transmittal. You are required to pay a premium and service fee as calculated at the end of Box 5 on the Letter of Transmittal to support the purchase of the blanket bond for such lost shares of MetLife common stock. Upon receipt of the completed Letter of Transmittal (appropriately notarized) with such required information and the surety bond payment, your MetLife common stock will be included in the exchange offer, subject to MetLife’s acceptance of such tender for exchange.
     12. Withdrawal. You may withdraw your previously tendered shares of MetLife common stock at any time prior to the expiration date and, unless MetLife has previously accepted them pursuant to the exchange offer, such shares may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once MetLife accepts shares of MetLife common stock pursuant to the exchange offer, any tendering MetLife shareholders’ tender is irrevocable. In order to withdraw your shares, you (or, if you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, that institution on your behalf) must provide a written notice of withdrawal or telex or facsimile transmission notice of withdrawal to the Exchange Agent at its specially designated address or facsimile number set forth on the cover of this Instruction Booklet. That notice must include your name, address, social security number or TIN, the certificate number(s) (if applicable) and the number of shares of MetLife common stock to be withdrawn, and, if it is different from that of the person who tendered those shares, the name of the registered holder (which may be the institution through which you hold your shares, if applicable). MetLife has provided to registered holders a form of Notice of Withdrawal, which you may use to withdraw your shares. You may obtain additional forms of Notice of Withdrawal from the Information Agent.

     A financial institution must guarantee all signatures on the Notice of Withdrawal, unless those shares have been tendered for the account of an Eligible Institution. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the Exchange Agent, as stated above, prior to the physical release of the certificates. If shares have been tendered pursuant to the procedures for book-entry tender, any Notice of Withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.
     If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written Notice of Withdrawal or facsimile Notice of Withdrawal to the Exchange Agent on your behalf before 12:00 midnight, New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the Notice of Withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a Notice of Withdrawal for such shares directly to the Exchange Agent.
     13. Waiver of Conditions. MetLife reserves the absolute right in its sole discretion, subject to applicable law, to waive any of the specified conditions, in whole or in part, to the exchange offer at any time, other than the conditions relating to the absence of an injunction, the effectiveness of the registration statement for the RGA class B common stock to be distributed in the exchange offer and the completion of the recapitalization.
     14. Irregularities. MetLife reserves the absolute right to reject any and all tenders of shares of MetLife common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. MetLife also reserves the absolute right to waive any defect or irregularity in the tender of any shares of MetLife common stock.
     No tender of shares of MetLife common stock will be valid and deemed to be properly made until all defects and irregularities in tenders of such shares have been cured or waived. None of MetLife, RGA, the co-dealer managers, the Exchange Agent, the Information Agent or any other person is or will be under any duty to give notice of any defects or irregularities in the tender of MetLife common stock and none of them will incur any liability for failure to give any such notice.
     MetLife will make all determinations regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of MetLife common stock in its sole discretion. MetLife’s interpretations of the terms and conditions of this exchange offer, including the Letter of Transmittal and the instructions contained in this Instruction Booklet, shall be final and binding.

IMPORTANT U.S. FEDERAL TAX INFORMATION
     THE FOLLOWING DISCUSSION OF IMPORTANT U.S. FEDERAL TAX INFORMATION IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL INCOME TAX PENALTIES. SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. EACH HOLDER SHOULD SEEK ADVICE BASED ON SUCH HOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     Each holder who tenders shares of MetLife common stock in the exchange offer, or such holder’s assignee (in either case, the “Payee”) is required to provide its correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9, which is included on the reverse side of the Letter of Transmittal, and to certify under penalties of perjury that such number is correct or otherwise establish a basis for exemption from backup withholding. For instructions as to the proper TIN to be provided, see the “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” (the “Guidelines”) below. If the Payee does not provide its correct TIN or an adequate basis for an exemption, such Payee may be subject to a penalty imposed by the IRS and backup withholding in an amount equal to 28% of any cash payment made to the holder with respect to the MetLife common stock tendered in connection with the exchange offer. Backup withholding is not an additional tax. Rather, any amount of tax withheld will be credited against the tax liability of the person subject to the withholding. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.
     To prevent backup withholding, each Payee that is a U.S. person (including a U.S. resident alien) must provide (i) its correct TIN by completing the Substitute Form W-9 set forth on the reverse side of the Letter of Transmittal, certifying, under penalties of perjury, (x) that the TIN provided is correct (or that such Payee is awaiting a TIN), (y) that the Payee is not subject to backup withholding because (A) the Payee is exempt from backup withholding, (B) the Payee has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified the Payee that it is no longer subject to backup withholding, and (z) that such Payee is a U.S. person (including a U.S. resident alien), or (ii) if applicable, an adequate basis for exemption. A holder must cross out item (2) in Part 2 of the Substitute Form W-9 if such holder has been notified by the IRS that such holder is currently subject to backup withholding because of underreporting interest or dividends on such holder’s tax return.
     If the Payee does not have a TIN, such Payee should consult the Guidelines for instructions on applying for a TIN, write “Applied For” in the space for the TIN in Part 1 of the Substitute Form W-9, and sign and date the Substitute Form W-9. If “Applied For” has been written in Part 1 of the Substitute Form W-9, 28% of any cash payment made to the holder with respect to the MetLife common stock tendered in connection with the exchange offer will be withheld unless a TIN is provided by the time payment is made.
     If the shares of MetLife common stock are in more than one name or are not in the name of the actual owner, please consult the Guidelines for information on which TIN to report.
     Certain Payees (including, among others, corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt U.S. holders should indicate their exempt status on Substitute Form W-9. A holder that exchanges shares of MetLife common stock in the exchange offer that is not a U.S. person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable, signed under penalties of perjury, attesting to such Payee’s exempt status. Non-U.S. persons may obtain the appropriate IRS Form W-8 from the IRS website (http://www.irs.gov) or by contacting the Exchange Agent.
     FAILURE TO COMPLETE THE SUBSTITUTE FORM W-9 ON THE REVERSE SIDE OF THE LETTER OF TRANSMITTAL OR AN APPROPRIATE FORM W-8 MAY RESULT IN WITHHOLDING ON ANY CASH PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER.

GUIDELINES FOR CERTIFICATION OF
TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9
Guidelines for Determining the Proper Identification Number for the Payee (You) to Give the Payer—Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” is the Internal Revenue Service.

Give the name and
social security
	For this type of account:	number of—

1.	Individual	The individual

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]

4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]

	b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]

5.	Sole proprietorship or single-owner LLC	The owner[3]

Give the name and
employer
identification
	For this type of account:	number of—

6.	Sole proprietorship or single-member LLC	The owner[3]

7.	A valid trust, estate, or pension trust	The legal entity[4]

8.	Corporate or LLC electing corporate status on Form 8832	The corporation

9.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

10.	Partnership or multi-member LLC	The partnership

11.	A broker or registered nominee	The broker or nominee

12.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

[1]	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.

[2]	Circle the minor’s name and furnish the minor’s social security number.

[3]	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or your employer identification number (if you have one).

[4]	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)
NOTE: If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number
If you do not have a taxpayer identification number, apply for one immediately. To apply for a SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office. Get Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for a TIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can get Forms W-7 and SS-4 from the IRS by calling 1 (800) TAX-FORM, or from the IRS Web Site at www.irs.gov.
Payees Exempt From Backup Withholding
Payees specifically exempted from backup withholding include:
1.	An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).

2.	The United States or any of its agencies or instrumentalities.

3.	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

4.	A foreign government or any of its political subdivisions, agencies or instrumentalities.

5.	An international organization or any of its agencies or instrumentalities.
Payees that may be exempt from backup withholding include:
6.	A corporation.

7.	A foreign central bank of issue.

8.	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

9.	A futures commission merchant registered with the Commodity Futures Trading Commission.

10.	A real estate investment trust.

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.

12.	A common trust fund operated by a bank under Section 584(a).

13.	A financial institution.

14.	A middleman known in the investment community as a nominee or custodian.

15.	A trust exempt from tax under Section 664 or described in Section 4947.
The chart below shows types of payments that may be exempt from backup withholding. The chart applies to the exempt recipients listed above, 1 through 15.

THEN the payment is
If the payment is for ...	exempt for ...
Interest and dividend payments	All exempt recipients except for 9

Broker transactions	Exempt recipients 1 through 13. Also, a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker

Barter exchange transactions and patronage dividends	Exempt recipients 1 through 5

Payments over $600 required to be reported and direct sales over $5000[1]	Generally, exempt recipients 1 through 7[2]

[1]	See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2]	However, the following payments made to a corporation (including gross proceeds paid to an attorney under Section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: medical and healthcare payments, attorneys’ fees and payments for services paid by a federal executive agency.
Exempt payees should complete a substitute Form W-9 to avoid possible erroneous backup withholding. Furnish your taxpayer identification number, check the appropriate box for your status, check the “Exempt Payee” box, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.
Privacy Act Notice. Section 6109 requires you to provide your correct taxpayer identification number to payers who must file information returns with the IRS to report interest, dividends, and certain other income paid to you to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your return and may also provide this information to various government agencies for tax enforcement or litigation purposes and to cities, states, and the District of Columbia to carry out their tax laws, and may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal nontax criminal laws and to combat terrorism. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
(1) Failure to Furnish Taxpayer Identification Number. If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.
(3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS